Exhibit 99.1

Atea Pharmaceuticals Reports First Quarter 2026 Financial Results and Provides Business Update

C-BEYOND Phase 3 North American Trial for Treatment of Hepatitis C Virus (HCV) Remains on

Track with Topline Results Expected Mid-2026

C-FORWARD Phase 3 Trial Outside North America for Treatment of HCV on Track to Complete

Enrollment Mid-2026; Topline Results Expected Around Year-End 2026

Encouraging Preclinical Data Support AT-587 as a Potential First-in-Class Therapy for Hepatitis

E Virus (HEV); Phase 1 Initiation Expected Mid-2026

Company Holding Conference Call Today at 4:30 pm ET

BOSTON, Mass., May 12, 2026 – Atea Pharmaceuticals, Inc. (Nasdaq: AVIR) (Atea or Company), a late-stage clinical biopharmaceutical company engaged in the discovery and development of oral antiviral therapeutics for serious viral diseases, today reported financial results for the first quarter ended March 31, 2026, and provided a business update.

“With two pivotal Phase 3 readouts for our HCV program on the horizon, 2026 will be a catalyst-rich year for Atea,” said Jean-Pierre Sommadossi, PhD, Chief Executive Officer and Founder of Atea Pharmaceuticals. “The data generated to date for the regimen of bemnifosbuvir and ruzasvir support a differentiated, potentially best-in-class profile, combining high efficacy, short treatment duration with low risk of drug-drug interactions, and dosing convenience. By simplifying HCV treatment for both patients and providers, our regimen preferentially aligns with the expanding ‘test-and-treat’ model of care, which we believe will result in more patients treated and an opportunity to accelerate HCV elimination efforts.”

“In parallel, our HEV program underscores our continued commitment to developing antiviral therapeutics for serious viral diseases where significant unmet needs persist. HEV represents a critical gap in care with no approved therapies, leaving vulnerable populations including transplant recipients and other immunocompromised patients at risk for rapid disease progression. Following encouraging preclinical data, we look forward to advancing our potential first-in-class candidate, AT-587, into the clinic mid-year,” Dr. Sommadossi added.

Approaching Pivotal Milestones in Phase 3 Program for Potential Best-in-Class HCV Regimen

Atea continues to advance its global Phase 3 program for the treatment of chronic HCV infection. In the Phase 3 program, Atea is comparing the fixed-dose combination (FDC) regimen of bemnifosbuvir (BEM), a nucleotide analog polymerase inhibitor, and ruzasvir (RZR), an NS5A inhibitor, to the FDC regimen of sofosbuvir and velpatasvir. The regimen of BEM/RZR is administered orally once-daily for eight weeks (in patients without cirrhosis) or 12 weeks (in patients with compensated cirrhosis) while the regimen of sofosbuvir and velpatasvir is administered orally once-daily for 12 weeks to all patients, regardless of cirrhosis status.

The global Phase 3 program consists of two open-label, controlled trials:

•	C-BEYOND (conducted in North America): Enrollment completed in December 2025 with more than 880 patients; topline results expected mid-2026.

•	C-FORWARD (conducted outside North America): Enrollment on track for completion mid-2026; topline results expected around year-end 2026.

The primary endpoint for each trial is HCV RNA < lower limit of quantitation (LLOQ) at 24 weeks from the start of treatment and encompasses sustained virologic response 12 weeks post-treatment (SVR12) in each arm. Measurement at 24 weeks from the start of treatment is to ensure the primary endpoint measurement occurs at the same relative timepoint from the start of treatment in all patients. The primary endpoint will be assessed in the modified intent-to-treat population in C-BEYOND and in the per-protocol population in C-FORWARD.

Results Support a Differentiated and Competitive Profile for the Treatment of HCV

Results from Atea’s Phase 2 clinical study, together with results from other preclinical and clinical studies, continue to support a differentiated profile for BEM/RZR. In the Phase 2 study, the 8-week regimen achieved 98% SVR12 in the per-protocol, treatment-adherent population and 95% SVR12 in the efficacy-evaluable population. Additional preclinical and clinical studies have supported a high barrier to resistance, dosing convenience with or without food, co-administration with H2-blockers, a low risk of clinically meaningful drug-drug interactions, and no need for dose adjustment of BEM in patients with hepatic or renal impairment. Results from recent studies demonstrated a low risk of drug–drug interactions with proton pump inhibitors and statins. Atea notes this is particularly significant, as its market research indicates that up to 80% of patients infected with HCV take at least one concomitant medication with proton pump inhibitors and statins being among the most common.

Last year, Atea presented data supporting a potentially differentiated antiviral mechanism of action. BEM has an established mechanism of inhibition of HCV RNA leading to chain termination, blocking viral production and replication inside the host cell. However, modeling of HCV viral kinetics from a Phase 1b study suggests that BEM may also inhibit the assembly/secretion of new HCV virions into the bloodstream. These data may further explain the high antiviral potency of BEM/RZR.

Atea believes that collectively, these product attributes and study results position BEM/RZR competitively within the evolving HCV landscape. This is particularly relevant as the ‘test-and-treat’ model of care, which enables rapid diagnosis and treatment initiation at the point of care, is increasingly adopted by healthcare providers and supported by stakeholders as critical to HCV elimination efforts. HCV remains a significant global healthcare burden, affecting as many as four million people in the United States (US), according to the CDC.

Preclinical Results Presented at the Conference on Retroviruses and Opportunistic Infections (CROI) 2026 Support AT-587 as a Potential First-in-Class Therapy for HEV

In 2025, Atea strategically expanded its pipeline to target hepatitis E virus (HEV), for which no approved therapies currently exist. If successful, the HEV program could address a substantial unmet medical need for immunocompromised patients and other high-risk populations, such as transplant recipients, for whom HEV is a serious disease that can rapidly progress to cirrhosis.

At CROI 2026, Atea presented in vitro data showing that two drug candidates, AT-587 and AT-2490, were potent inhibitors of HEV replication. The compounds were reported to be 30- to 150-fold more potent against HEV than either sofosbuvir or ribavirin, active against all flaviviruses tested as well as rubella and chikungunya, and associated with high levels of active metabolite formation in human liver cells. Neither compound showed toxicity in the reported studies. Atea selected AT-587 as the lead product candidate and anticipates initiating a Phase 1 clinical program for AT-587 in mid-2026.

First Quarter 2026 Financial Results

Cash, Cash Equivalents and Marketable Securities: $256.0 million at March 31, 2026, compared to $301.8 million at December 31, 2025.

Research and Development Expenses: Research and development expenses increased by $11.6 million from $29.6 million for the three months ended March 31, 2025, to $41.1 million for the three months ended March 31, 2026. The net increase was partially driven by an increase in external spend for our HCV Phase 3 clinical development and HEV preclinical development. The increase was partially offset by lower internal research and development expenses primarily related to lower salaries and wages and lower stock-based compensation for the three months ended March 31, 2026.

General and Administrative Expenses: General and administrative expenses decreased by $2.6 million from $9.5 million for the three months ended March 31, 2025, to $6.9 million for the three months ended March 31, 2026. The net decrease was primarily related to lower salaries and wages, lower stock-based compensation and lower professional fees for the three months ended March 31, 2026.

Interest Income and Other, Net: Interest income and other, net, decreased by $2.4 million for the three months ended March 31, 2026, compared to the three months ended March 31, 2025, primarily due to lower investment balances.

Income Taxes: Income tax expense was $0.1 million for the three months ended March 31, 2026, compared to $0.2 million for the three months ended March 31, 2025.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses
Research and development	$41,134	$29,584
General and administrative	6,874	9,457

Total operating expenses	48,008	39,041

Loss from operations	(48,008)	(39,041)
Interest income and other, net	2,618	4,972

Loss before income taxes	(45,390)	(34,069)
Income tax expense	(50)	(203)

Net loss	$(45,440)	$(34,272)

Other comprehensive loss
Unrealized loss on available-for-sale investments	(271)	(115)

Comprehensive loss	$(45,711)	$(34,387)

Net loss per share - basic and diluted	$(0.57)	$(0.40)

Weighted-average number of common shares - basic and diluted	79,198,204	85,159,254

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$256,006	$301,830
Working capital(1)	229,830	271,207
Total assets	267,076	315,218
Total liabilities	33,367	39,784
Total stockholder’s equity	233,709	275,434

(1)

Atea defines working capital as current assets less current liabilities. See the Company’s condensed consolidated financial statements in its Quarterly Report on Form 10-Q for the three months ended March 31, 2026 for further detail regarding its current assets and liabilities.

Conference Call and Webcast

Atea will host a conference call and live audio webcast to discuss first quarter 2026 financial results and provide a business update today at 4:30 p.m. ET. To access the live conference call, participants may register here. The live audio webcast of the call will be available under “Events and Presentations” in the Investor Relations section of the Atea website at ir.ateapharma.com. To participate via telephone, please dial 1-877-407-0779 (U.S.) or 1-201-389-0914 (International) and use conference ID number 13759581. An archive of the audio webcast will be available on Atea’s website approximately two hours after the conference call and will remain available for at least 90 days following the event.

About Bemnifosbuvir and Ruzasvir for HCV

BEM has been shown in in vitro studies to be approximately 10-fold more active than sofosbuvir (SOF) against a panel of laboratory strains and clinical isolates of HCV GT 1–5. In vitro studies have also demonstrated BEM remained fully active against SOF resistance-associated substitutions (S282T), with up to 58-fold more potency than SOF. The pharmacokinetic (PK) profile of BEM supports once-daily dosing for the treatment of HCV. BEM has been shown to have a low risk for drug-drug interactions. BEM has been administered to over 3,000 subjects and has been well-tolerated at doses up to 550 mg for durations up to 12 weeks in healthy subjects and patients.

RZR has demonstrated highly potent and pan-genotypic antiviral activity in preclinical (picomolar range) and clinical studies. RZR has been administered to over 2,800 HCV-infected patients at daily doses of up to 180 mg for 12 weeks and has demonstrated a favorable safety profile. The PK profile of RZR supports once-daily dosing.

About HCV

HCV is a blood-borne, positive-sense, single-stranded RNA (ssRNA) virus that primarily infects liver cells. HCV is a leading cause of chronic liver disease and liver transplants, spreading via blood transfusion, hemodialysis and needle sticks, with approximately 240,000 deaths occurring each year. Despite the availability of DAAs, HCV continues to be a significant global healthcare issue. An estimated 50 million people worldwide are chronically infected with HCV and there are approximately one million new infections each year. In the US, as many as four million people are estimated to have HCV with annual new infections outpacing treatment rates. HCV infections in the US predominate in patients in the age group between 20 and 49 years old, and it is estimated that less than 10% of HCV-infected patients in the US have cirrhosis. Chronic HCV infection is a leading cause of liver cancer in the US, Europe and Japan.

About HEV

HEV is a positive sense, ssRNA virus which infects the liver and remains an under-recognized global health challenge with an estimated 20 million infections annually. Waterborne transmission of HEV genotypes 1 and 2 causes mostly acute self-limiting hepatitis in developing regions, whereas foodborne transmission of HEV genotype 3 predominates in the US and Europe and causes chronic hepatitis in immunocompromised patients, which can lead to cirrhosis in three to five years. There is a growing number of immunocompromised patients, a population that includes solid organ transplant and hematopoietic stem cell transplant recipients and patients with hematologic malignancies such as multiple myeloma. Each year, in the US and Europe, 3% of the approximately 450,000 patients who have these underlying medical conditions are at risk of developing chronic HEV. There is currently no approved antiviral therapy for HEV, and current off-label treatments have limited efficacy and tolerability, underscoring a clear and urgent unmet medical need. Atea’s initial HEV clinical efforts will focus on developing AT-587 for the treatment of immunocompromised patients with chronic HEV.

About Atea Pharmaceuticals

Atea is a late-stage clinical biopharmaceutical company focused on discovering, developing and commercializing oral antiviral therapies to address the unmet medical needs of patients with serious viral infections. Leveraging Atea’s deep understanding of antiviral drug development, nucleos(t)ide chemistry, biology, biochemistry and virology, Atea has built a proprietary nucleos(t)ide prodrug platform to develop novel product candidates to treat ssRNA, viruses, which are a prevalent cause of serious viral diseases. Atea plans to continue to build its pipeline of antiviral product candidates by augmenting its nucleos(t)ide platform with other classes of antivirals that may be used in combination with its nucleos(t)ide product candidates. Atea’s Phase 3 program is evaluating the FDC regimen of BEM, a nucleotide analog polymerase inhibitor, and RZR, an NS5A inhibitor, to treat HCV. Atea anticipates initiating clinical development of AT-587, a nucleotide analog, for the treatment of HEV in mid-2026. For more information, please visit www.ateapharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to statements regarding the potential best-in-class profile of the BEM/RZR regimen for the treatment of HCV, the potential opportunity to advance efforts to eradicate HCV, the potential to develop a product for the treatment of HEV, anticipated milestone events and timelines for clinical trials including the timeline for readout of the HCV Phase 3 clinical trials results and initiation of the HEV clinical development, future results of operations and business strategy. When used herein, words including “expected,” “should,” “anticipated,” “believe,” “will,” “plans”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Atea’s current expectations and various assumptions. Atea believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Atea may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, uncertainties inherent in the drug discovery and development process and the regulatory submission or approval process, unexpected or unfavorable safety or efficacy data or results observed during clinical trials or in data readouts; delays in or disruptions to clinical trials or our business; our reliance on third parties over which we may not always have full control; our ability to manufacture sufficient commercial product; competition from approved treatments for HCV; dependence on the success of Atea’s most advanced product candidates, in particular the BEM/RZR regimen for the treatment of HCV; as well as the other important factors discussed under the caption “Risk Factors” in Atea’s Annual Report on Form 10-K for the year ended December 31, 2025 as such factors may be updated from time to time in its other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. All forward-looking statements represent management’s estimates as of the date of this press release. While Atea may elect to update such forward-looking statements at some point in the future, except as required by law, it disclaims any obligation to do so, even if subsequent events cause our views to change. Forward-looking statements should not be relied upon as representing Atea’s views as of any date subsequent to the date of this press release.

Contacts

Jonae Barnes

SVP, Investor Relations and Corporate Communications

617-818-2985

barnes.jonae@ateapharma.com

Joyce Allaire

LifeSci Advisors

jallaire@lifesciadvisors.com